UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 1, 2014

SIPUP CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-185408	99-0382107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, New York, NY, 10167

(Address of principal executive offices, including zip code)

212-792-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory arrangements of certain Officers.

Effective July 1, 2014, Mr. Rafi Elul has been appointed as director of Sipup Corporation (the “Company”). Mr. Elul is not being appointed to any committee of the board of the Company at this time but will be actively involved in all board matters. Mr. Elul is the founder and of ISHRA, an Israel based strategic consultancy and business development group that operates worldwide “ISHRA”). Mr. Elul founded ISHRA in 1999 after a distinguished political career in which he served in the Israeli Parliament for the Israel Labor Party in the finance, interior and education committees.

Effective July 1, 2014, Mr. Peretz Winkler was appointed as Chief Executive Officer of the Company and as a director. Mr. Winkler is not being appointed to any committee of the board of the Company at this time but will be actively involved in all board matters. From February 2014 until the present time, Mr. Winkler, a Certified Public accountant in Israel, has been a partner in an accounting practice that he founded which is engaged primarily in financial consultancy. From November1996 to February 2014, Mr. Winker served as Chief Executive Officer of Yachin-Hakal, Israel’s major citrus fruit growers, Industry food business and the largest real estate development company in Israel.

No determination regarding compensation arrangements of either individual has been made as of the date of the filing of this report on Form 8-K and there are no relationships between either individual and the Company that would require that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Effective July 1, 2014, Mr. Jacob Daddon resigned from all positions with the Company in order to pursue other interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sipup Corporation

Date: July 15, 2014	By:	/s/ Peretz Winkler
Peretz Winkler, Chief Executive Officer